April 25, 2000

GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, VA 23230

Gentlemen:

With reference to Post-Effective Amendment No.1 to Form N-4 (File Number
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333-63531) filed by GE Life and Annuity Assurance Company and GE Life & Annuity
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Separate Account 4 with the Securities and Exchange Commission covering flexible premium variable deferred annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Life and Annuity Assurance Company is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable deferred annuity policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.


2. GE Life & Annuity Separate Account 4 is a duly authorized and existing separate account established pursuant to the provisions of Section 38.2-3113 of the Code of Virginia.


3. The flexible premium variable deferred annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File
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Number 333-63531) and the reference to me under the caption "Legal Matters" in
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the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/PATRICIA L. DYSART

Patricia L. Dysart
Assistant Vice President and
  Associate General Counsel
  Law Department